Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH25822 Registration Statement Nos. 333-270327; 333-270327-01 Dated February 10, 2025; Filed pursuant to Rule 433

Contingent Income Callable Securities Due February    , 2035 Based on the Performance of the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	February 20, 2025
Issue date:	February 25, 2025
Valuation dates, potential redemption dates and contingent coupon payment dates:	The expected valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
Valuation dates*	Potential redemption dates**	Contingent coupon payment dates**
May 20, 2025	N/A	May 23, 2025
August 20, 2025	August 25, 2025	August 25, 2025
November 20, 2025	November 25, 2025	November 25, 2025
February 20, 2026	February 25, 2026	February 25, 2026
May 20, 2026	May 26, 2026	May 26, 2026
August 20, 2026	August 25, 2026	August 25, 2026
November 20, 2026	November 25, 2026	November 25, 2026
February 22, 2027	February 25, 2027	February 25, 2027
May 20, 2027	May 25, 2027	May 25, 2027
August 20, 2027	August 25, 2027	August 25, 2027
November 22, 2027	November 26, 2027	November 26, 2027
February 22, 2028	February 25, 2028	February 25, 2028
May 22, 2028	May 25, 2028	May 25, 2028
August 21, 2028	August 24, 2028	August 24, 2028
November 20, 2028	November 24, 2028	November 24, 2028
February 20, 2029	February 23, 2029	February 23, 2029
May 21, 2029	May 24, 2029	May 24, 2029
August 20, 2029	August 23, 2029	August 23, 2029
November 20, 2029	November 26, 2029	November 26, 2029
February 20, 2030	February 25, 2030	February 25, 2030
May 20, 2030	May 23, 2030	May 23, 2030
August 20, 2030	August 23, 2030	August 23, 2030
November 20, 2030	November 25, 2030	November 25, 2030
February 20, 2031	February 25, 2031	February 25, 2031
May 20, 2031	May 23, 2031	May 23, 2031
August 20, 2031	August 25, 2031	August 25, 2031
November 20, 2031	November 25, 2031	November 25, 2031
February 20, 2032	February 25, 2032	February 25, 2032
May 20, 2032	May 25, 2032	May 25, 2032
August 20, 2032	August 25, 2032	August 25, 2032
November 22, 2032	November 26, 2032	November 26, 2032
February 22, 2033	February 25, 2033	February 25, 2033
May 20, 2033	May 25, 2033	May 25, 2033
August 22, 2033	August 25, 2033	August 25, 2033
November 21, 2033	November 25, 2033	November 25, 2033
February 21, 2034	February 24, 2034	February 24, 2034
May 22, 2034	May 25, 2034	May 25, 2034
August 21, 2034	August 24, 2034	August 24, 2034
November 20, 2034	November 24, 2034	November 24, 2034
February 20, 2035 (the “final valuation date”)	N/A	February 23, 2035 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed. Each potential redemption date is subject to postponement on the same basis as a contingent coupon payment date.

Maturity date:	Unless earlier redeemed by us, February 23, 2035
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 1.8375% of the stated principal amount of the securities (7.35% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level. If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

•

If the final index level is greater than or equal to the downside threshold level: $1,000

•

If the final index level is less than the downside threshold level:

$1,000 + ($1,000 × the index return)

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	75.00% of the initial index level
Downside threshold level:	75.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP / ISIN:	17333HRY2 / US17333HRY26
Preliminary pricing supplement:	Preliminary pricing supplement dated February 10, 2025

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Index Return of Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40.00%	$1,000.00
+30.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

1 All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $916.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date.
•	Higher contingent coupon rates are associated with greater risk.
•	You may not be adequately compensated for assuming the downside risk of the underlying index.
•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.
•	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index.
•	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Markets Inc. or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Markets Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Markets Inc. or its affiliates, will reflect a temporary upward adjustment.
•	Changes that affect the underlying index may affect the value of your securities.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.
•	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.